Exhibit (d)(46)(ii)

EQ ADVISORS TRUST

AMENDMENT NO. 1 TO THE

INVESTMENT SUB-ADVISORY AGREEMENT

AMENDMENT NO. 1 to the Investment Sub-Advisory Agreement effective as of April 8, 2019, (“Amendment No. 1”) between AXA Equitable Funds Management Group, LLC, a Delaware limited liability company (“FMG LLC” or “Adviser”) and American Century Investment Management, Inc., a Delaware corporation (“American Century” or “Sub-Adviser”).

FMG LLC and American Century agree to modify the Investment Sub-Advisory Agreement dated as of March 25, 2019 (“Agreement”) as follows:

1.        New Portfolio. FMG LLC hereby appoints American Century to serve as the Sub-Adviser to Multimanager Mid Cap Value Portfolio.

2.        Duration of Agreement.

a.	With respect to the New Portfolio, the Agreement shall continue in effect for a period of two years beginning April 8, 2019 and may be continued thereafter pursuant to subsection (b) below.

b.

With respect to the New Portfolio, the Agreement shall continue in effect annually after the date specified in subsection (a) only so long as such continuance is specifically approved at least annually by a majority of the Trustees who are not a party to the agreement or interested persons (as defined in the Investment Company Act of 1940, as amended (“1940 Act”) (“Independent Trustees”), and by either the Board of Trustees or a vote of a majority of the outstanding shares of the New Portfolio. The required shareholder approval of the Agreement or of any continuance of the Agreement shall be effective with respect to the New Portfolio if a majority of the outstanding voting securities of the series (as defined in Rule 18f-2(h) under the 1940 Act) vote to approve the Agreement or its continuance, notwithstanding that the Agreement or its continuance may not have been approved by majority of the outstanding voting securities of (a) any other Portfolio affected by the Agreement, or (b) all the Portfolios of the Trust.

3.        Appendix A. Appendix A to the Agreement setting forth the Portfolios of the Trust for which American Century is appointed as the Sub-Adviser and the fee payable to the Sub-Adviser with respect to the Portfolios is hereby replaced in its entirety by Appendix A attached hereto.

4.        Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 as of the date first set forth above.

AXA EQUITABLE FUNDS MANAGEMENT GROUP, LLC		AMERICAN CENTURY INVESTMENT MANAGEMENT, INC.

By:	/s/ Michal Levy Michal Levy Director, Senior Vice President and Chief Operating Officer	By:	/s/ Margie Morrison Name: Margie Morrison Title: Senior Vice President

APPENDIX A

TO

AMENDMENT NO. 1 TO THE

INVESTMENT SUB-ADVISORY AGREEMENT WITH

AMERICAN CENTURY INVESTMENT MANAGEMENT, INC.

The Adviser shall pay the Sub-Adviser monthly compensation computed daily at an annual rate equal to the following:

Related Portfolio(s)	Annual Sub-Advisory Fee Rate***

Mid Cap Value Portfolios, which shall consist of the EQ/American Century Mid Cap Value Portfolio and Other Allocated Portion(s)** identified directly below (collectively, referred to as “Mid Cap Value Portfolios”):

Multimanager Mid Cap Value Portfolio*,**

0.55% of the Mid Cap Value Portfolios’ average daily net assets up to and including $50 million; 0.45% of the Mid Cap Value Portfolios’ average daily net assets over $50 million and up to and including $100 million; and 0.40% of the Mid Cap Value Portfolios’ average daily net assets in excess of $100 million.

Portfolio	Annual Sub-Advisory Fee Rate****
EQ/American Century Moderate Growth Allocation Portfolio	0.225% of the Portfolio’s average daily net assets up to and including $250 million; 0.200% of the Portfolio’s average daily net assets in excess of $250 million.

*

Fee to be paid with respect to this Portfolio shall be based only on the portion of the Portfolio’s average daily net assets advised by the Sub-Adviser, which may be referred to as the “Sub-Adviser Allocation Portion.”

**	Other Allocated Portions are other investment companies (or series or portions thereof) that are managed by the Manager and advised by the Adviser, which are classified as “Mid Cap Value Portfolios”).
***

The daily sub-advisory fee for the Portfolio/Sub-Adviser Allocation Portion is calculated by multiplying the aggregate net assets of the Portfolio/Sub-Adviser Allocation Portion at the close of the immediately preceding business day by the Annual Sub-Advisory Fee Rate calculated as set forth above and then dividing the result by the number of days in the year. The daily sub-advisory fee applicable to each Portfolio/Sub-Adviser Allocation Portion is the portion of the daily sub-advisory fee for the Portfolio/Sub-Adviser Allocation Portion that is equal to the Portfolio’s/Sub-Adviser Allocation Portion’s net assets relative to the aggregate net assets of the Portfolio/Sub-Adviser Allocation Portion, including the Portfolio/Sub-Adviser Allocation Portion, used in the fee calculation for that day.

****

The daily sub-advisory fee for the Portfolio is calculated by multiplying the aggregate net assets of the Portfolio at the close of the immediately preceding business day by the Annual Sub-Advisory Fee Rate calculated as set forth above and then dividing the result by the number of days in the year.